Exhibit 99.1

Powerwave Technologies Reports First Quarter Results

    SANTA ANA, Calif.--(BUSINESS WIRE)--April 10, 2003--Powerwave Technologies Inc. (Nasdaq:PWAV) today reported net sales of $52.2 million for its first quarter ended March 30, 2003, compared with first quarter fiscal 2002 revenues of $104.1 million.
    Powerwave also reported a first quarter net loss of $10.6 million, or a basic loss per share of 16 cents for its fiscal first quarter, compared with net income of $2.7 million, or a diluted earnings per share of 4 cents for the prior year period.
    The first quarter 2003 loss includes a one-time non-cash charge of approximately $4.9 million related to the impairment of the company's goodwill. On a pro forma basis, which excludes this one-time charge, Powerwave reported a pro forma net loss for the first quarter of 2003 of $7.5 million or a basic loss per share of 11 cents.
    "For the first quarter of 2003, our revenues were directly impacted by the significant downturn in worldwide wireless infrastructure demand," stated Bruce C. Edwards, president and chief executive officer. "While this slow down in industry demand is making our near term revenue visibility difficult, we are continuing to expand our product line to provide our customers with additional coverage and capacity enhancement products. During the first quarter, we announced a number of new products including a Radio Frequency Front End for WCDMA networks and GSM MCPA and SCPA Booster Solutions for GSM and GSM Overlay networks. At the same time, we are maintaining our focus on cost and expense management."
    "With respect to our cost management activities, following our Q4 2002 successful outsourcing of selected single carrier products to our contract manufacturer in China, Powerwave is working with our contract manufacturing partners to add an additional site in Asia and move forward with our plan to significantly increase the level of outsourcing over the next several quarters. We believe that the strength of our engineering and design expertise coupled with an increase in outsource manufacturing capabilities, will enable Powerwave to maintain and expand our leadership position within the RF power amplifier industry."
    For the first quarter of 2003, North American revenues were $32.5 million or approximately 62% of revenues as compared with $79.8 million or approximately 77% of revenues for the first quarter of 2002. Total sales to customers based in Asia accounted for approximately 6% of revenues or $3.1 million for the first quarter of 2003, compared with 1% of revenues or $1.6 million for the first quarter of 2002.
    Total European and other international revenues for the first quarter of 2003 were $16.6 million or approximately 32% of revenues as compared with $22.7 million or approximately 22% of revenues for the first quarter of 2002.
    For the first quarter of 2003, sales of Cellular products totaled $33.1 million or 63% of total revenues, PCS product sales totaled $6.9 million or 13% of revenues and 3G or W-CDMA product sales totaled $12.2 million or 24% of revenues.
    Powerwave's customer diversification for the first quarter of 2003 includes ALLTEL Corp. and Nokia Networks each accounting for 10% or more of revenues and Nortel Networks Corp. accounting for approximately 52% of revenues. In addition, the company's total sales to network operators accounted for approximately 16% of revenues in the first quarter of 2003.

    Balance Sheet

    At March 30, 2003, Powerwave had total cash and cash equivalents of approximately $164.2 million, which is an increase of $1.6 million from the Dec. 29, 2002 year-end balance. Total assets were approximately $359.3 million with net inventories of $32.1 million and net accounts receivable of $42.5 million.

    Goodwill Impairment Charge

    Powerwave determined that due to the significant economic downturn effecting demand in the wireless infrastructure industry, the company's intangible goodwill assets were impaired during the first quarter of fiscal 2003, and therefore recorded a one-time non-cash writedown of $4.9 million related to the impairment. This non-cash charge is included in the company's first quarter 2003 operating results.

    Company Background

    Powerwave Technologies Inc., a TL 9000 and ISO 9001 quality certified company, is a leading supplier of high performance RF power amplifiers for use in wireless communications networks. Powerwave designs, manufactures and markets both single carrier and multi-carrier RF power amplifiers for use in cellular, PCS and 3G base stations throughout the world.
    Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, CA 92705, telephone 714/466-1000. For more information on Powerwave's high performance ultra-linear RF power amplifiers and amplifier systems, call 888/PWR-WAVE (797-9283) or visit the company's Web site at www.powerwave.com.

    Conference Call

    Powerwave is providing a simultaneous Webcast of its Fiscal 2003 First Quarter financial results conference call on Thursday, April 10, 2003, at 2 p.m. Pacific Time. To access this audio Webcast, log onto www.powerwave.com/investor.asp and select the Powerwave Technologies FY2003 Q1 Earnings Conference Call.
    The call will last for approximately one hour. To listen to the live call, please call 719/457-2629 and request the Powerwave Q1 Conference Call. A replay of the Webcast will be available beginning approximately two hours after completion of the initial Webcast.
    Additionally, an audio playback of the conference call will be available at approximately 5 p.m. Pacific Time on April 10, 2003 through April 17, 2003 by calling 719/457-0820 or 888/203-1112 and entering reservation number 421250.

    Forward-Looking Statements

    The foregoing statements regarding the company's leadership in designing new RF power amplifiers and RF coverage and capacity enhancement products; its ability to reduce its cost and expense overhead structure while maintaining manufacturing flexibility to ramp production through contract manufacturers; the company's ability to manage various contract manufacturers; and its ability to create new products which are sold to customers at a profit are "forward-looking statements." All of these statements are subject to risks and uncertainties which could cause the company's actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: delays or cancellations of wireless network capacity expansions and buildouts for both existing 2G and 2.5G networks and new 3G networks; the company requires continued success in the design of new amplifier products and such products must be manufacturable and of good quality and reliability; its dependence on single source suppliers for certain key components used in its amplifiers exposes the company to potential material shortages; unexpected difficulties and delays in transitioning products to contract manufacturers which could limit overall cost reductions through the use of contract manufacturers; variability in the company's gross margins on new products which could result in a negative impact on its operating results; the company's business requires continued favorable business conditions and growth in the wireless communications market. Powerwave also notes that its reported financial performance and period to period comparisons are not necessarily indicative of the results that may be expected in the future and Powerwave believes that such comparisons cannot be relied upon as indicators of future performance. Powerwave also notes that the market price of its Common Stock has exhibited high levels of volatility and therefore may not be suitable for all investors. More detailed information on these and additional factors which could affect Powerwave's operating and financial results are described in the company's Form 10-K for the fiscal year ended Dec. 29, 2002 which is filed with the Securities and Exchange Commission, and other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission. Powerwave urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Powerwave undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

    Note to Editors: Powerwave and Powerwave Technologies are registered trademarks of Powerwave Technologies Inc. and the Powerwave logo is a trademark of Powerwave Technologies Inc.


                      POWERWAVE TECHNOLOGIES INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)

                                         Three Months      % of Net
                                            Ended            Sales
                                         (unaudited)      (unaudited)
                                       March     March   March  March
                                          30,       31,     30,    31,
                                        2003      2002    2003   2002

Net Sales                           $ 52,154  $104,085   100.0% 100.0%
Cost of Sales                         48,369    85,382    92.7   82.0

Gross Profit                           3,785    18,703     7.3   18.0

Operating Expenses:
Sales and Marketing                    2,901     3,541     5.6    3.4
Research and Development               9,950     8,350    19.1    8.0
General and Administrative             3,347     3,613     6.4    3.5
Goodwill Impairment                    4,852        --     9.3     --
Total Operating Expenses              21,050    15,504    40.4   14.9

Operating Income (Loss)              (17,265)    3,199   (33.1)   3.1

Other Income, net                        752       687     1.4    0.6

Income (Loss) before Income Taxes    (16,513)    3,886   (31.7)   3.7
Provision (Benefit) for Income
 Taxes                                (5,945)    1,166   (11.4)   1.1

Net Income (Loss)                   $(10,568) $  2,720  (20.3%)   2.6%

Net income (loss) per share
(basic):                              ($0.16) $   0.04
(diluted):                            ($0.16) $   0.04

Weighted average common shares used
 in computing per share amounts
(basic):                              65,877    65,233
(diluted):                            65,877    66,675


                      POWERWAVE TECHNOLOGIES INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                  RECONCILIATION OF PRO FORMA RESULTS
               (in thousands, except per share amounts)

                         Three Months Ended         % of Net Sales
                            (unaudited)               (unaudited)
                                          Pro                     Pro
                                         Forma                   Forma
                      March    Adjust-   March    March  Adjust- March
                         30,   ments        30,      30  ments     30,
                       2003               2003     2003          2003

Net Sales           $ 52,154           $ 52,154   100.0%        100.0%
Cost of Sales         48,369             48,369    92.7          92.7

Gross Profit           3,785              3,785     7.3           7.3

Operating Expenses:
Sales and Marketing    2,901              2,901     5.6           5.6
Research and
 Development           9,950              9,950    19.1          19.1
General and
 Administrative        3,347              3,347     6.4           6.4
Goodwill Impairment    4,852  (4,852)(a)     --     9.3  (9.3)     --
Total Operating
 Expenses             21,050  (4,852)    16,198    40.4  (9.3)   31.1

Operating Income
 (Loss)              (17,265)  4,852    (12,413)  (33.1)  9.3   (23.8)

Other Income, net        752                752     1.4           1.4

Income (Loss)
 before Income
 Taxes               (16,513)  4,852    (11,661)  (31.7)  9.3   (22.4)
Provision (Benefit)
 for Income Taxes     (5,945)  1,747(b)  (4,198)  (11.4)  3.3    (8.1)

Net Income (Loss)   $(10,568)  3,105   $ (7,463) (20.3%)  6.0  (14.3%)

Net income (loss)
 per share
(basic):              ($0.16)           ($0.11)
(diluted):            ($0.16)           ($0.11)

Weighted average
 common shares used
 in computing per share
 amounts
(basic):              65,877            65,877
(diluted):            65,877            65,877


(a) This amount represents the writedown of goodwill.

(b) This amount reflects the change in the provision for income taxes utilizing a tax rate of 36%.


                     POWERWAVE TECHNOLOGIES, INC.
                 CONSOLIDATED CONDENSED BALANCE SHEETS
                            (in thousands)


                                                  March 30   Dec. 29,
                                                    2003       2002
ASSETS                                          (unaudited)  (audited)

Current Assets:
Cash and cash equivalents                          $164,165  $162,529
Accounts receivable, net                             42,460    53,264
Inventories, net                                     32,123    29,921
Other current assets                                 16,464    16,219
Total Current Assets                                255,212   261,993

Property, plant and equipment, net                   80,723    84,822
Other assets                                         23,363    22,418
Total Assets                                       $359,298  $369,173

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable                                   $ 28,548  $ 26,842
Accrued expenses and other liabilities               12,164    14,227
Income taxes payable                                  2,322     2,281
Current portion of long-term debt                        78        79
Total Current Liabilities                            43,112    43,429

Long-term debt                                           --        --
Other non-current liabilities                            84        83
Total Liabilities                                    43,196    43,512

Shareholders' Equity:
Total Shareholders' Equity                          316,102   325,661
Total Liabilities and Shareholders' Equity         $359,298  $369,173


    CONTACT: Powerwave Technologies Inc., Santa Ana
             Kevin Michaels, 714/466-1608